RESIDENTIAL ACCREDIT LOANS, INC.
                                    DEPOSITOR

                           RALI SERIES 2005-QS2 TRUST
                                     ISSUER

                         RESIDENTIAL FUNDING CORPORATION
                                 MASTER SERVICER

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2005-QS2

          $ 385,469                  0.00%            CLASS A-P CERTIFICATES
------------------------------ ------------------- -----------------------------
                         Supplement dated April 27, 2005
                                       to
                  Prospectus Supplement dated February 22, 2005
                                       to
                       Prospectus dated September 25, 2003

     Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the prospectus supplement dated February 22, 2005.

     The following two paragraphs shall supplement information on the cover page and in the section entitled "Method of Distribution" in the prospectus supplement:

     UBS Securities LLC as the Class PO underwriter will offer the Class A-P Certificates to the public at varying prices to be determined at the time of sale. The proceeds to the depositor from the sale of the Class A-P Certificates to the Class PO underwriter, before deducting expenses payable by the depositor, will be approximately 72.09% of the aggregate certificate principal balance of the Class A-P Certificates. It is expected that delivery of the Class A-P Certificates will be made only in book-entry form through the Same Day Funds Settlement System for DTC on or about April 28, 2005 against payment therefor in immediately available funds. The Class A-P Certificates are subject to the same rules, regulations and procedures as DTC registered certificates as described in the prospectus supplement.

     In accordance with the terms and conditions of a Class PO underwriting agreement, dated April 27, 2005, the Class PO underwriter has agreed to purchase and the depositor has agreed to sell the Class A-P Certificates. For purposes of the section entitled "Method of Distribution", the Class PO underwriting agreement, the Class PO underwriter and the Class A-P Certificates shall constitute an underwriting agreement, an underwriter and underwritten certificates, respectively, as described in such section. The Class PO underwriter and any dealers that may participate with the Class PO underwriter in the resale of the Class A-P Certificates may receive compensation from the depositor in the form of underwriting compensation or, in the case of dealers, compensation from the Class PO underwriter in the form of discounts, concessions or commissions. The Class PO underwriting agreement provides that the depositor will indemnify the Class PO underwriter, and that under limited circumstances the Class PO underwriter will indemnify the depositor, against some liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class A-P Certificates. The Class PO underwriter intends to make a secondary market in the Class A-P Certificates but is not obligated to do so. There can be no assurance that a secondary market for the Class A-P Certificates will develop, or if it does develop, that it will continue.

                               UBS INVESTMENT BANK
                              Class PO Underwriter

     The decrement table for the Class A-P Certificates under the section entitled "Certain Yield and Prepayment Considerations--Weighted Average Life" in the prospectus supplement shall be deleted in its entirety and replaced with the following decrement table:

       PERCENT OF INITIAL CERTIFICATE PRINCIPAL BALANCE OUTSTANDING AT THE
               FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

                                                    CLASS A-P CERTIFICATES
                                                --------------------------------
                                                 0%     6%     18%    24%    30%
                                                ----   ----   ----   ----   ----
DISTRIBUTION DATE
-----------------
April 2005 ...................................  100%   100%   100%   100%   100%
April 2006 ...................................   99     93     81     75     69
April 2007 ...................................   97     86     65     56     48
April 2008 ...................................   96     80     53     42     33
April 2009 ...................................   94     74     43     31     23
April 2010 ...................................   93     68     34     23     16
April 2011 ...................................   91     63     28     17     11
April 2012 ...................................   89     58     22     13      7
April 2013 ...................................   87     53     18     10      5
April 2014 ...................................   85     49     14      7      3
April 2015 ...................................   83     44     11      5      2
April 2016 ...................................   80     41      9      4      2
April 2017 ...................................   78     37      7      3      1
April 2018 ...................................   75     34      6      2      1
April 2019 ...................................   72     30      4      2      *
April 2020 ...................................   69     27      4      1      *
April 2021 ...................................   66     25      3      1      *
April 2022 ...................................   63     22      2      1      *
April 2023 ...................................   59     20      2      *      *
April 2024 ...................................   56     17      1      *      *
April 2025 ...................................   52     15      1      *      *
April 2026 ...................................   48     13      1      *      *
April 2027 ...................................   43     11      1      *      *
April 2028 ...................................   39      9      *      *      *
April 2029 ...................................   34      8      *      *      *
April 2030 ...................................   29      6      *      *      *
April 2031 ...................................   23      5      *      *      *
April 2032 ...................................   17      3      *      *      *
April 2033 ...................................   11      2      *      *      *
April 2034 ...................................    5      1      *      *      *
April 2035 ...................................    0      0      0      0      0
Weighted Average Life in Years** (to Maturity)  18.9   10.4   4.6    3.5    2.7

------------
*    Indicates a number that is greater than zero but less than 0.5%.
** The weighted average life of an offered certificate is determined by (i) multiplying the net reduction, if any, of Certificate Principal Balance by the number of years from the date of issuance of the offered certificate to the related Distribution Date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions of the Certificate Principal Balance described in (i) above.

THIS TABLE HAS BEEN PREPARED BASED ON THE STRUCTURING ASSUMPTIONS INDICATED IN THE PROSPECTUS SUPPLEMENT AND AS SUPPLEMENTED BY THIS SUPPLEMENT, INCLUDING THE ASSUMPTIONS REGARDING THE CHARACTERISTICS AND PERFORMANCE OF THE MORTGAGE LOANS WHICH DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE THEREOF, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

     The decrement table above and the pre-tax yield to maturity table below assume, among other things, the following structuring assumptions:

     o    the Class A-P Certificates will be purchased on April 28, 2005;

     o the scheduled monthly payment for each mortgage loan has been based on its outstanding balance and interest rate as of March 1, 2005 and remaining amortization term so that the mortgage loan will amortize in amounts sufficient for repayment thereof over its remaining term to maturity; and

     o as of March 1, 2005, the mortgage loans have the following weighted average characteristics:


                        ASSUMED MORTGAGE CHARACTERISTICS


                                                    DISCOUNT MORTGAGE    NON-DISCOUNT
              ASSUMED PURCHASE PRICE                       LOANS         MORTGAGE LOANS
------------------------------------------------    -----------------   ----------------
Aggregate principal balance ....................    $  23,723,680.22    $187,862,407.40
Weighted average mortgage rate .................        5.6905286880%            6.2604%
Weighted average servicing fee rate.............        0.2800000000%            0.3300%
Weighted average original term to maturity
(months) .......................................                 360                359
Weighted average remaining term
to maturity (months) ...........................                 356                356

     The pre-tax yield to maturity table for the Principal Only Certificates under the section entitled "Certain Yield and Prepayment
Considerations--Principal Only Certificate and Variable Strip Certificate Yield Considerations" in the prospectus supplement shall be deleted in its entirety and replaced with the following pre-tax yield to maturity table:


                   PRE-TAX YIELD TO MATURITY OF THE CLASS A-P
     CERTIFICATES AT THE FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

  ASSUMED PURCHASE PRICE         0%     6%     18%     24%     30%
---------------------------     ----   ----   -----   -----   -----
$264,505 ..................     2.1%   4.1%   10.0%   13.5%   17.4%


THIS TABLE HAS BEEN PREPARED BASED ON THE STRUCTURING ASSUMPTIONS INDICATED IN THE PROSPECTUS SUPPLEMENT AND AS SUPPLEMENTED BY THIS SUPPLEMENT, INCLUDING THE ASSUMPTIONS REGARDING THE CHARACTERISTICS AND PERFORMANCE OF THE MORTGAGE LOANS WHICH DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE THEREOF, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

     The model used to measure prepayments on the mortgage loans for purposes of the decrement table and yield table in this supplement, CPR, represents a constant rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans. For the mortgage loans, an 18% CPR assumes a constant prepayment rate of 18% per annum of the then outstanding principal balance of the related mortgage loans. CPR does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the mortgage loans in this mortgage pool.

     The following shall supplement the information under the section entitled "Use of Proceeds":

     The net proceeds from the sale of the Class A-P Certificates to the Class PO underwriter will be paid to the depositor. The depositor will use the proceeds to purchase the Class A-P Certificates from Residential Funding Corporation.

     As previously mentioned, the information in this supplement regarding the mortgage loans is as of March 1, 2005, except as otherwise indicated. Investors should review the most recent monthly statement to certificateholders attached hereto as Appendix A, which includes, among other things, limited updated information regarding the mortgage loans and delinquency and loss information as of April 1, 2005 and limited updated information regarding the certificates giving effect to the April 25, 2005 distribution date. This monthly statement is included as part of this supplement and each monthly statement to certificateholders filed with the Securities and Exchange Commission is hereby incorporated by reference. Any monthly statements to certificateholders will be made available upon request by contacting the trustee as described in the prospectus supplement.

                               UBS INVESTMENT BANK
                              CLASS PO UNDERWRITER

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days after the date of this supplement.

                                                                      APPENDIX A

                     MONTHLY STATEMENT TO CERTIFICATEHOLDERS

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Page:         1 of 2
               RESIDENTIAL FUNDING CORPORATION (MASTER SERVICER)
                   RESIDENTIAL ACCREDIT LOANS, INC. (COMPANY)
 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES SERIES 2005-QS2(POOL # 4976) STATEMENT TO CERTIFICATEHOLDERS
DISTRIBUTION SUMMARY FOR POOL#   4976
_______________________________________________________________________________
                                       PRINCIPAL       CURRENT
                     ORIGINAL       BALANCE BEFORE   PASS-THROUGH    PRINCIPAL
CLASS   CUSIP       FACE VALUE       DISTRIBUTION       RATE       DISTRIBUTION
_______________________________________________________________________________
A-1     76110HQ69   171,752,000.00 170,359,219.94     5.500000  %  3,023,557.21
A-2     76110HQ77    10,000,000.00  10,000,000.00     5.500000  %          0.00
A-3     76110HQ85    19,200,000.00  19,200,000.00     5.500000  %          0.00
A-4     76110HQ93     1,000,000.00   1,000,000.00     5.500000  %          0.00
A-P     76110HR27       386,375.84     385,925.24     0.000000  %        455.51
A-V     76110HR35   212,988,701.98           0.00     0.382124  %          0.00
R       76110HR43           100.00           0.00     5.500000  %          0.00
M-1     76110HR50     4,792,900.00   4,788,722.07     5.500000  %      4,173.12
M-2     76110HR68     1,810,400.00   1,808,821.89     5.500000  %      1,576.29
M-3     76110HR76     1,278,000.00   1,276,885.98     5.500000  %      1,112.74
B-1     76110HR84     1,277,900.00   1,276,786.07     5.500000  %      1,112.66
B-2     76110HR92       852,000.00     851,257.32     5.500000  %        741.83
B-3     76110HS26       639,026.14     638,469.11     5.500000  %        556.40

-------------------------------------------------------------------------------
                  425,977,403.96   211,586,087.62                  3,033,285.76
===============================================================================
_______________________________________________________________________________
                                                                      REMAINING
            INTEREST         TOTAL         DEFERRED    REALIZED       PRINCIPAL
           DISTRIBUTION   DISTRIBUTION     INTEREST     LOSSES         BALANCE
_______________________________________________________________________________
A-1       780,813.09  3,804,370.30            0.00       0.00    167,335,662.73
A-2        45,833.33     45,833.33            0.00       0.00     10,000,000.00
A-3        88,000.00     88,000.00            0.00       0.00     19,200,000.00
A-4         4,583.33      4,583.33            0.00       0.00      1,000,000.00
A-P             0.00        455.51            0.00       0.00        385,469.73
A-V        67,376.78     67,376.78            0.00       0.00              0.00
R               0.00          0.00            0.00       0.00              0.00
M-1        21,948.31     26,121.43            0.00       0.00      4,784,548.95
M-2         8,290.43      9,866.72            0.00       0.00      1,807,245.60
M-3         5,852.39      6,965.13            0.00       0.00      1,275,773.24
B-1         5,851.94      6,964.60            0.00       0.00      1,275,673.41
B-2         3,901.60      4,643.43            0.00       0.00        850,515.49
B-3         2,926.32      3,482.72            0.00       0.00        637,912.71

-------------------------------------------------------------------------------
        1,035,377.52  4,068,663.28            0.00       0.00    208,552,801.86
===============================================================================
_______________________________________________________________________________



AMOUNTS PER $1,000 UNIT
_______________________________________________________________________________
       BEGINNING                                                        ENDING
       BALANCE    PRINCIPAL     INTEREST      TOTAL      DEFERRED       BALANCE
CLASS  FACTOR     FACTOR        FACTOR     DISTRIBUTION  INTEREST       FACTOR
_______________________________________________________________________________
A-1     991.890749   17.604204     4.546166    22.150370   0.000000  974.286545
A-2    1000.000000    0.000000     4.583333     4.583333   0.000000 1000.000000
A-3    1000.000000    0.000000     4.583333     4.583333   0.000000 1000.000000
A-4    1000.000000    0.000000     4.583330     4.583330   0.000000 1000.000000
A-P     998.833779    1.178930     0.000000     1.178930   0.000000  997.654849
A-V       0.000000    0.000000     0.000000     0.000000   0.000000    0.000000
R         0.000000    0.000000     0.000000     0.000000   0.000000    0.000000
M-1     999.128310    0.870690     4.579338     5.450028   0.000000  998.257620
M-2     999.128312    0.870692     4.579336     5.450028   0.000000  998.257620
M-3     999.128309    0.870689     4.579335     5.450024   0.000000  998.257620
B-1     999.128307    0.870686     4.579341     5.450027   0.000000  998.257620
B-2     999.128313    0.870692     4.579343     5.450035   0.000000  998.257620
B-3     999.128304    0.870684     4.579343     5.450027   0.000000  998.257620

_______________________________________________________________________________


DETERMINATION DATE       21-April-05
DISTRIBUTION DATE        25-April-05

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Page:      2 of 2
               RESIDENTIAL FUNDING CORPORATION (MASTER SERVICER)
                   RESIDENTIAL ACCREDIT LOANS, INC. (COMPANY)
 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES SERIES 2005-QS2 (POOL #  4976)
                    STATEMENT TO CERTIFICATEHOLDERS
              ADDITIONAL RELATED INFORMATION FOR POOL 4976
_______________________________________________________________________________

SERVICING COMPENSATION RECEIVED BY SUB-SERVICER                       44,142.60
SERVICING COMPENSATION RECEIVED BY MASTER SERVICER                    12,368.17

SUBSERVICER ADVANCES THIS MONTH                                       11,688.55
MASTER SERVICER ADVANCES THIS MONTH                                        0.00


                                                          NUMBER OF   PRINCIPAL
DELINQUENCIES:                                              LOANS      BALANCE

 (A)  ONE MONTHLY PAYMENT:                                    12   1,935,895.31

 (B)  TWO MONTHLY PAYMENTS:                                    0           0.00

 (C)  THREE OR MORE MONTHLY PAYMENTS:                          0           0.00


FORECLOSURES
  NUMBER OF LOANS                                                             0
  AGGREGATE PRINCIPAL BALANCE                                              0.00

SCHEDULED PRINCIPAL BALANCE OF MORTGAGE LOANS AFTER
DISTRIBUTION                                                     208,552,801.86

AGGREGATE NUMBER OF LOANS IN THE POOL AS OF THE
DETERMINATION DATE                                                        1,108

NUMBER OF REO LOANS ACQUIRED
INCLUDING ANY PENDING CASH LIQUIDATIONS                                       0

BOOK VALUE OF REAL ESTATE ACQUIRED THROUGH
FORECLOSURE OR GRANT OF A DEED IN LIEU OF
FORECLOSURE, INCLUDING ANY PENDING CASH LIQUIDATIONS                       0.00

REMAINING SUBCLASS INTEREST SHORTFALL                                      0.00

CLASS A SHORTFALL (PRINCIPAL)                                              0.00
CLASS A SHORTFALL (INTEREST)                                               0.00

TOTAL PREPAYMENTS INCLUDED IN THIS DISTRIBUTION                    2,848,836.69

TOTAL REPURCHASES INCLUDED IN THIS DISTRIBUTION                            0.00

DISTRIBUTION PERCENTAGES:
                                     SENIOR        CLASS M        CLASS B
CURRENT DISTRIBUTION         94.96167900 %     3.72842000 %    1.30751150 %
PREPAYMENT PERCENT          100.00000000 %     0.00000000 %    0.00000000 %
NEXT DISTRIBUTION            94.89272900 %     3.77245844 %    1.32782680 %

      BANKRUPTCY AMOUNT AVAILABLE                         100,000.00
      FRAUD AMOUNT AVAILABLE                            4,259,774.00
      SPECIAL HAZARD AMOUNT AVAILABLE                   2,129,887.00

ENDING GROSS WEIGHTED AVERAGE INTEREST RATE                          6.19313932
ENDING WEIGHTED AVERAGE MATURITY, IN MONTHS                              355.20

POOL TRADING FACTOR:                                                97.91730731